MARKETING PARTNERSHIP PROPOSAL

Proposed Relationship

Our proposal is very simple. We would like to trade content and exposure through our respective properties and jointly market our services to targeted customers. This is a low cost way for both companies to gain exposure, increase availability of content, create broader value for advertisers and leverage sales efforts.

We have outlined below the services we anticipate creating, the nature of the partnership that will develop, the general commitments we anticipate making and a suggested outline for execution.

Service Description

Mediconsult.com will create a branded "Doctor on Call" (DOC) area within our virtual medical clinic that will be linked from our home page and medical condition topic pages. The intent of this area is to provide visitors with a programming guide to upcoming features on DOC and promote the television show itself. Additional features may include a "suggestion" Email link where visitors can suggest DOC topics they would be interested in. You may also wish to take internet "questions" live on the show.

We will create the actual DOC area with your guidance regarding content, graphics and organization. The content is your responsibility to develop. We will do the programming, create graphics (as required beyond what you have already) and maintain the service.

You will be responsible for ensuring the content and television programming information is current. We will design a process to allow you to make television programming changes directly to the staging area of the site. Our programming staff will then test the material, do any maintenance of directories and push it to the live production site.

Our project manager for this responsibility will be Alec Francesconi. Your project manager for this responsibility will be David Wolder.

Our site will become a resource for additional information for your television viewers. You will refer to the site by posting the URL during daily programs. As you suggested, when your hosts are physically showing various internet resources they will start and end with the Mediconsult.com site.

Each day, DOC provides viewers with a number of current medical news items. This information is also of interest to our website visitors.

You will transcribe these news items on a daily basis so they can be updated on our site. (As discussed, government policy or Canadian unique news should be filtered out.) The transcribed items can be sent to our project manager via Email.

We will ensure this news is posted onto appropriate medical condition home pages.

Our project manager for this responsibility will be Barb Hansen. Your project manager for this responsibility will be David Wolder.

The Mediconsult.com site is rich in content and can be used by your medical writers to generate ideas and research DOC features and programming. We strive to protect our visitors anonymity and if there are specific "success story" or "support group" postings you would like to reference, we will approach the author to gain their approval. Alternatively, we can present these as anonymous postings.
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When DOC features a topic or expert that would be of interest to our online visitors we can transcribe the interview and viewer questions into a "Frequently Asked Questions" document on the site.

You will provide this programming on tape or as a Real Audio stream and transcribe the information into a text format. (We can also assist in this role if it becomes burdensome.)

We will convert the text to HTML and prepare it for the site. We will test and introduce these places on the live server.

We will acknowledge and promote DOC as the source for each of these documents.

Our project manager for this responsibility will be Barb Hansen. Your project manager for this responsibility will be David Wolder.

We would like to promote a common calendar of events across the site and DOC. An example of such an event is "Cancer Awareness Month".

As your speak with specific organizations about promoting these events, you will determine what materials and announcements would be appropriate for our site.

We will be responsible for integrating these events into the content of our site.

Our project manager for this responsibility will be Barb Hansen. Your project manager for this responsibility will be David Wolder.

Marketing and Promotion

We both see a great marketing opportunity to integrate television, radio and internet mediums with prospective sponsors. Each of us will promote this partnership with health care companies interested in communicating with our audiences. As discussed, we would both like to pilot this type of offering during the initial period of our partnership. We will determine an advertising revenue sharing agreement at the time a specific proposal is presented to a sponsor.

We will make our experts available to your show as much as possible. To the extent that there are significant costs in terms of fees and transportation, we will have to work together to determine how to fund, etc.

News Release - We will prepare a press release for your review to promote the relationship. We will need to coordinate our press follow up activities to generate the most value from this exercise.

We will include DOC in our presentations to AOL and Shoppers Drug Mart.

We would appreciate being included in appropriate sales calls that you initiate, such as the Sympatico opportunity we discussed.

Future Services and Opportunities

The services described above represent the beginning steps in our partnership and those that we would both like to implement in the first three months. We have discussed many future ideas that may be implemented in this period or beyond. Some of these potential future services included chat group extensions of the DOC features, Real Audio and Real Video feeds and expanding the DOC website on Mediconsult.com.
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We are also interested in your plans for the US market.  As you know, this is our major market and we would like to work with you as you develop this strategy.

Traffic Measurement and Demographics

We will provide each other with measures that indicate viewership and visitors and the demographics of our respective audiences. We can provide you with a regular summary of the number of visits to the branded DOC site and the amount of information that was viewed. We have visitor demographics for the overall site and by specific medical condition.

Our Partnership

We are both interested in developing a fruitful and long-term partnership. To provide this partnership with the greatest chance of success we both agree to the following partnership terms:

Partnership Duration: This letter and future amendments will guide our partnership over the next year beginning April 1, 1997, and concluding March 31, 1998. At the end of this period we will jointly evaluate our partnership with the hopes of renewing a similar agreement.

Exclusivity Period: To ensure that each of us is focused on proving our partnership model we both agree to a six month exclusivity arrangement beginning April 1, 1997, and concluding September 30, 1997. We agree not to partner with any other Canadian television health show. You agree not to partner with any other internet content provider.

Financial Arrangements: Each of us will be responsible for our own costs associated with delivering the partnership services outlined in this letter. As mentioned earlier, we will agree upon the sharing of specific sponsor advertising revenue in amendments to this letter.

Confidentiality: We both agree to hold confidential and proprietary information or other materials provided in confidence.

Termination: Developing this partnership will be a significant investment in time, money and management attention for both parties and will require a strong commitment. Should either party be unable to solve a business or professional issue that impacts our partnership, termination of this agreement can be exercised with 90 days notice in writing.

If you agree with the terms and conditions outlined in this proposal, please sign and return a copy of this letter.

Yours sincerely,

/s/ Ian Sutcliffe
Ian Sutcliffe, President

We agree with the terms and conditions as outlined in the above proposal.

/s/ Terry Debono
Terry Debono
Electric Entertainment

Dated:  April 8, 1997
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